Exhibit 10.1

                               SURRENDER AGREEMENT

      WHEREAS, Sage Realty Corp., is the agent for the landlord of the premises known as 777 Third Avenue, Entire Floor, New York, New York 10017 and represents as agent it has been authorized to enter into the within Surrender Agreement (the Agreement), and

      WHEREAS, BrandPartners Group, Inc., is the Tenant of 777 Third Avenue, the Entire 30th Floor, New York, New York 10017 ("subject premises") under an indenture of its lease dated December 1, 1999.

      WHERAS, the Tenant wishes to voluntarily surrender its lease and possession of subject premises to the Landlord; and

      WHEREAS, the Landlord agrees to accept the Tenant's surrender of the subject premises pursuant to the following terms and conditions;

      WHEREAS, the Landlord and Tenant have been represented by their respective attorneys and or advisors in connection with the Surrender Agreement.

      NOW THEREFORE IT IS HEREBY STIPULATED AND AGREED, by and between the Landlord and Tenant as follows:

            1. Tenant agrees to voluntarily vacate and surrender possession of the subject premises on January 16, 2004. Landlord and Tenant acknowledge that the subject premises has been inspected by Landlord or its agent and has been determined to be in satisfactory condition as of the date hereof. Tenant will leave all furnishings in the subject premises and shall transfer title thereto to the Landlord. Tenant will, within thirty (30) days of execution of this Agreement, return to the subject premises the Telrad Avanti phone system that was previously in the subject premises.

            2. Tenant shall deliver the keys to the subject premises to Landlord or Landlord's counsel on the surrender date of January 16, 2004. Said delivery shall be deemed sufficient evidence of Tenant's voluntary surrender in accordance with the terms of this Agreement.

            3. Landlord agrees to accept the surrender of the December 1, 1999 lease agreement between the parties without penalty provided the Tenant fully complies with the terms of this Agreement.

            4. Tenant agrees to pay the following sums in full settlement of Tenant's obligation under its lease dated December 1, 1999.

                  a) $500,000.00 upon execution of this Agreement pursuant to the provisions of Paragraph 5 below.

                  b) $100,000.00 on or before March 1, 2004.

                  c) $100,000.00 on or before September 1, 2004

                  d) $100,000.00 on or before March 1, 2005.

                  e) Additionally, in accordance with the provisions of
            Paragraph 5 below Tenant shall tender 500,000 shares of restricted common stock in BrandPartners Group with cost free piggyback registration rights to 7 Third Avenue Leasehold LLC. Provided the Tenant has fully complied with the terms of this Agreement (including curing any default within the prescribed cure period) and in the event that said stock maintains a price of $3.00 or more for any five (5) consecutive trading days prior to March 1, 2005, Landlord agrees to waive the $100,000.00 payment required to be made by Tenant on March 1, 2005 pursuant to Paragraph 4(d) herein.

      5. The payments made under Paragraph 4 (a) shall be made by wire transfer pursuant to written instructions provided by attorneys for Sage Realty Corp. as agent for Landlord. The Tenant will provide a letter of instruction to its transfer agent regarding the issuance of the shares pursuant to paragraph 4 (e) and shall instruct its transfer agent to deliver within ten (10) days of the execution of this Agreement the shares to the offices of attorneys for Sage Realty Corp. Payments made under paragraphs 4(b) through 4(d) shall be made by wire transfer per the original instructions provided unless contrary written notification is given to attorneys for Tenant in advance of payment or the due date for the payment obligation, whichever is sooner.

      6. In the event of a default by the Tenant in the performance required under the terms of this Agreement and such default shall continue after ten (10) days written notice to Tenant's counsel by facsimile and certified mail return receipt requested Tenant consents to the entry of a final judgment in the sum of $2,300,000 (based upon the payments as outlined in Section 4 of this Agreement and value of common stock as issued per this Agreement assuming a fair market value of $3.00 per share), crediting all amounts heretofore paid by Tenant under the within Surrender Agreement and the market value of the common stock as issued as of the date of default. Credit for the value of common stock to be determined based upon the closing price of the common stock as reported by Bloomberg, multiplied by the shares issued under this Agreement (i.e. In the event the closing price of the common stock as reported was $1.00 at the time of a default and cash payments of $600,000 had been tendered at time of default, the final judgment amount would be calculated as follows: ($2,300,000-$600,000 (cash payments)- $500,000 (FMV of stock)=$1,200,000.)

      7. Tenant warrants and represents that it has no knowledge of any other persons in possession of the premises or entitled to possession of the premises herein except Elihu Modin and BG Media.

      8. Tenant's timely surrender of the subject premises in compliance with the terms of this Agreement is a significant consideration for the Landlord having entered into this Agreement.

      9. This Agreement shall be binding upon the inure to the benefit of the Tenant and Petitioner and their respective heirs, successors, administrators, executors, representatives, assigns or agents.

      10. No modification or waiver of the terms of this Agreement shall be effective unless it shall be in writing and executed by the parties to be charged with the same formalities of this Agreement.

      11. This Agreement constitutes the entire agreement between the parties and any and all prior statements, understandings, or memoranda of any kind shall be merged into the terms of this Agreement.

      12. This Agreement may be executed in counterparts and by facsimile.

Dated: New York, New York
       January 19, 2004

SAGE REALTY CORP.                           BRANDPARTNERS GROUP, INC.
As Agent for Landlord

By: /s/ Robert Kaufman                           By: /s/ James Brooks
    ---------------------------                      -----------------
    Robert Kaufman                                   James Brooks
    Executive Vice President                         Chief Executive Officer

Witnessed                                        Witnessed
By: /s/ Alan D. Kucker                           By: /s/ Joseph A. Baratta
    ---------------------------                      --------------------------
    Alan D. Kucker, Esq.                             Joseph A. Baratta, Esq.
    KUCKER & BRUH, LLP                               BARATTA & GOLDSTEIN
    36 West 44th Street, Suite 415                   597 Fifth Avenue, 9th Floor
    New York, New York 10036                         New York, New York 10017
    (fax) 212-944-5818                               (fax) 212-750-8297